                                                                     EXHIBIT 2.1











                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                          MIDWAY/COMMERCE CENTER, L.P.

                                      AND
                      AMERICAN INDUSTRIAL PROPERTIES REIT

                               TABLE OF CONTENTS

                                                                                                                  Page(s)
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1.       Property Included in Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (1)

2.       Purchase Price; Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (2)

3.       Title to the Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (3)

4.       Due Diligence Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (3)

5.       Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (6)

6.       Conditions Precedent to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (7)

7.       Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (8)

8.       Closing and Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . (9)

9.       Representations, Warranties and Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .  (14)

10.      Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (20)

11.      Continuation and Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (20)

12.      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (20)

13.      Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (21)

14.      Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (22)

15.      Maintenance of the Property and Property Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (22)

16.      Leasing; Buyer's Consent to New Contracts Affecting the Property; Termination of Existing Contracts  . . .  (22)

17.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (23)

18.      Cooperation with Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (23)

19.      Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (23)





                                      (i)

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20.      Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (23)

21.      Publicity and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (24)

22.      Exculpation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (24)

23.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (24)





                                      (ii)

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is dated as of September 24, 1997, (the "Effective Date") by and between MIDWAY/COMMERCE CENTER, L.P., a Texas limited partnership ("Seller"), and AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas real estate investment trust ("Buyer").

         IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

         1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                 (a) that certain real property consisting of approximately 20.8 acres, located in Houston, Harris County, Texas, and being more particularly described in Exhibit A attached hereto (the "Land");

                 (b) all of Seller's right, title and interest, if any, in all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements, including without limitation building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, riparian rights, and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of Seller's right, title and interest, if any, in and to all roads, easements, rights of way and alleys adjoining, serving or servicing the Land (collectively, the "Appurtenances");

                 (c) all improvements and fixtures located on the Land and appurtenances, including, without limitation, nine (9) buildings located on the Land containing approximately Two Hundred Eighty Six Thousand Two Hundred Sixty Six (286,266) square feet of net rentable area, and all apparatus, and equipment owned by Seller and used in connection with the operation or occupancy of the Land and appurtenances, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal or other services on the Land and appurtenances, and along with all on-site parking facilities (collectively, the "Improvements", and together with the Land and Appurtenances, the "Real Property");

                 (d) all tangible personal property owned by Seller located on or in and used in connection with the Real Property as of the date hereof and as of the "Closing Date" (as defined in Paragraph 8(b) below) including, without limitation, those items described in the Personal Property Inventory attached hereto as Exhibit B attached hereto (collectively, the "Tangible Personal Property"); and

                 (e) any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation or development of the Real Property and Tangible Personal Property, including, without limitation, the right to use the name "Commerce

         Center" and any other trade name now used in connection with the Real Property and, to the extent approved by Buyer pursuant to this Agreement, any contract or lease rights (including, without limitation, the lessor's interest in and to all tenant leases, rental agreements, subleases and tenancies, including all amendments, modifications, agreements, records, substantive correspondence, and other documents affecting in any way a right to occupy any portion of the Real Property (individually and collectively, the "Leases"), and Seller's interest in all security deposits and prepaid rent, if any, under the Leases and any and all guaranties of the Leases, utility contracts, warranties or other agreements or rights relating to the ownership, use and operation of the Real Property or Tangible Personal Property (collectively, the "Intangible Property", and together with the Tangible Personal Property, the "Personal Property").

         All of the items referred to in Subparagraphs (a), (b), (c), (d) and
(e) above are collectively referred to as the "Property."

         2.      Purchase Price; Earnest Money.

                 (a) The purchase price of the Property is Ten Million Seven Hundred Thousand and No/100 Dollars ($10,700,000.00), subject to adjustments as provided in this Agreement (the "Purchase Price").

                 (b) The Purchase Price subject to any adjustments to the Purchase Price provided in this Agreement, shall be delivered in immediately available funds at the closing of the purchase and sale contemplated hereunder (the "Closing") to an account at a national banking association maintained by Partners Title Company, whose address is 712 Main Street, Suite 2000E, Houston, Texas 77002 ("Escrow Holder").

                 (c) Within three (3) days after the Effective Date, Buyer shall deliver to the Escrow Holder (as hereinafter defined) a copy of this Agreement together with a check or wired funds in the amount of $100,000.00 (the "Earnest Money"), which Earnest Money shall be held in escrow by the Escrow Holder and delivered to the party entitled thereto in accordance with the provisions of this Agreement. The Earnest Money shall be invested by the Escrow Holder in an interest-bearing escrow account in a bank or other financial institution acceptable to Buyer. All interest earned on the Earnest Money shall belong to the party entitled to receive the Earnest Money.

                 (d) A portion of the Earnest Money in the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") shall be deemed independent consideration for Seller's execution and delivery of this Contract. If the Closing occurs, the Independent Contract Consideration shall be applied as a credit towards the Purchase Price. However, if the Closing does not occur, for any reason, the Independent Contract Consideration shall be paid by the Escrow Holder to Seller.

                 (e) Closing is contingent on Buyer obtaining all approvals necessary to consummate the transaction described herein within twenty-one (21) days after the Effective





                                      (2)

         Date. If Buyer is unable to obtain such necessary approvals pursuant to the provisions of this subparagraph, this Agreement shall be terminated and all of the Earnest Money (other than the Independent Contract Consideration) shall be returned to Buyer and all obligations of Buyer and Seller hereunder (except those which expressly survive termination of this Agreement) shall terminate and be of no further force and effect.

         3.      Title to the Property.

                 (a) At the Closing, Seller shall convey to Buyer indefeasible and insurable fee simple title to the Real Property and Improvements, by duly executed and acknowledged special warranty deed substantially in the form attached hereto as Exhibit C (the "Deed"). Evidence of delivery of indefeasible and insurable fee simple title shall be the issuance by Partner's Title Company (the "Title Company") to Buyer at the Closing of an Owner's Policy of Title Insurance in the form promulgated by the Texas State Board of Insurance in the amount of the Purchase Price at no more than the standard rates allowed by the Texas Department of Insurance, insuring fee simple title to the Real Property in Buyer, subject only to such exceptions as Buyer shall approve pursuant to Paragraph 5, below (the "Title Policy"). The Title Policy shall provide full coverage against mechanics' and materialmen's liens, the printed form survey exception shall be limited to "shortages in area" and the standard exception for taxes shall read: "standby fees and taxes for the year 1997 and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership" and shall contain such special endorsements as Buyer may reasonably require, including, without limitation, any endorsements required as a condition to Buyer's approval of any title exceptions pursuant to Paragraph 5, below (the "Endorsements").

                 (b) At the Closing, Seller shall transfer title to the Tangible Personal Property by a special warranty bill of sale in the form attached hereto as Exhibit D (the "Bill of Sale"), such title to be free of any liens, encumbrances or interests.

                 (c) At the Closing, Seller shall transfer title to the Intangible Property, the "Assumed Contracts" (as hereinafter defined), the "Permits" (as hereinafter defined), and the "Warranties and Guaranties" (as hereafter defined) by an assignment of intangible property in the form attached hereto as Exhibit E (the "Assignment of Intangible Property"), and shall assign the Leases by an assignment of leases in the form attached hereto as Exhibit F (the "Assignment of Leases"), such title to be free of any liens, encumbrances or interests.

                 (d) Seller shall cause all monetary encumbrances, including without limitation all mechanics' liens, created by Seller or on account of Seller's actions or inactions to be released from the Property on or prior to the Closing and shall cause the Title Company to insure title to the Property as vested in Buyer without any exception for such matters. Seller may bond around any such encumbrances so long as this will be sufficient to cause the Title Company to insure title to the Property as vested in Buyer without any exception for such a matter.





                                      (3)

         4.      Due Diligence Documents.

                 (a) Within five (5) days after the Effective Date, Seller shall provide, at Seller's expense, the documents hereinafter described (collectively, the "Preliminary Documents"). Each Preliminary Document shall be accompanied by a dated transmittal memorandum or cover letter. The Preliminary Documents consist of the following:

                          (i) Title Commitment. A current title commitment (the "Title Commitment") for an owner's Policy of title insurance, covering the Real Property and issued by the Title Company, together with a legible copy of each document, map and survey referred to in the Title Commitment;

                          (ii) Survey. An as-built survey of the Property (the "Existing Survey") prepared by a registered public surveyor, in addition, within fifteen (15) days of the Effective Date, Seller shall provide Buyer an update to the Existing Survey (the "Survey") prepared by a registered public surveyor, in accordance with the most recent Texas Surveyor's Association standards for a Category 1A, Condition II Survey, certified by such surveyor to Buyer and the Title Company in the form attached hereto as Exhibit G and acceptable to the Title Company for the purpose of limiting the standard printed exception for survey matters to "shortages in area" in the Title Policy. The Survey at a minimum shall (a) set forth the legal description and street address of the Real Property, and
                 (b) show the location of all of the Improvements, all recorded restrictions, easements, rights-of-way, ingress and egress, all building restriction lines or applicable yard or setback requirements, all curb cuts, all utility lines and facilities, all visible restrictions, easements, rights-of-way, possible rights of third parties, party walls and encroachments (either onto the Land from adjacent property or onto adjacent property from the Land) affecting the Real Property.

                          (iii) Agreements. Copies of all agreements relating to the service, operation, repair, supply, advertising, promotion, sale, leasing or management of the Property or the use of any common facilities (the "Service Agreements"). Buyer shall designate, prior to the expiration of the "Due Diligence Period" (hereafter defined), those Service Contracts that Seller shall assign to Buyer and that Buyer shall assume as of the Closing Date, the Service Contracts to be assumed by Buyer are referred to herein as "Assumed Contracts";

                          (iv) Plans. Copies of all as-built plans and specifications in Seller's or Seller's property manager's possession, if any, for the Improvements, including without limitation the plans and specifications for and a complete description of all existing renovations and improvements to the Real Property and all rentable space therein, and as-built drawings for all underground utilities (collectively, the "Plans"), together with a certificate from (the construction lender's inspecting architect) certifying to Buyer that the Improvements were constructed and completed in substantial accordance with the Plans;





                                      (4)

                          (v) Warranties. Copies of any and all guarantees or warranties in Seller's or Seller's property manager's possession, if any, and other rights given to Seller in connection with the construction of the Improvements or the purchase of any of the Personal Property, if any (collectively the "Warranties and Guaranties");

                          (vi) Reports. All reports in Seller's possession or control relating to the Property excluding appraisals, but including, without limitation, reports relating to the (i) environmental condition of the Property, including without limitation, environmental reports, environmental audits and the like (which reports are listed on Exhibit H) and (ii) soil, seismological, geological and drainage conditions, and the flood and wind characteristics of the Property;

                          (vii) Rent Roll. A rent roll, dated no earlier than ten (10) days prior to the Effective Date, and certified by Seller to be accurate and complete, showing:

                          1) the name and address of each tenant of the Improvements;
                          2)      the rentable square footage for each tenant;
                          3) the commencement and expiration date of each tenant's Lease;
                          4) the monthly rental payable by each tenant (including the date and amount of any schedule rent escalation's during the Lease term);
                          5) the amount and nature of expenses for which the tenant is responsible;
                          6)      the amount of any security deposit;
                          7) details of any extension options, any options to terminate or lease additional space, and any rights of first refusal;
                          8) any free rent, or other unexpired concessions or inducements, or obligations of Seller; and
                          9) aging of current accounts receivable from tenants, along with a listing of any prepaid rent (all rent is assumed due on the first of the month unless otherwise noted), (the "Rent Roll").

                          The Rent Roll is attached as Exhibit "I". Seller shall deliver to Buyer for its approval, ten (10) days prior to the Closing Date, an updated Rent Roll dated not earlier than ten (10) days prior to the Closing Date and certified by Seller to be accurate and complete (the "Updated Rent Roll").

                          (viii) Leases. Copies of all Leases with all tenants of the Improvements, certified by Seller to be accurate and complete and a copy of the standard lease form for the Improvements and access to copies of all correspondence to or from such tenants. Seller may comply with its obligation to deliver copies of Leases by providing Buyer and its agents with full access to its lease files;

                          (ix) Operating Statements. Copies of operating statements for the Property certified by Seller (or audited, if audited statements are available) to be accurate and complete, which shall cover the monthly periods from November 30, 1994 through





                                      (5)

                 August 31, 1997. Such statements shall include itemization of income and expense, itemization of all capital expenditures made and a report of net cash receipts during the respective periods;

                          (x) Licenses, Etc. Copies of any licenses, permits or certificates in Seller's or an agent of Seller's possession, if any, required by governmental authorities in connection with construction or occupancy of the Improvements, including, without limitation, building permits, certificates of completion, certificates of occupancy, environmental permits and licenses, and swimming pool and sign permits;

                          (xi) Insurance Policies. Copies of all liability, fire and casualty insurance policies carried by Seller and an insurance claims history for the most recent calendar year prior to Closing;

                          (xii) Commission Agreements and Proposed Leases. A complete list, and copies, of all agreements for leasing commissions and/or locator fees payable on prior leases, existing leases and renewals or options affecting the Property of which Seller is aware;

                          (xiii) Seller's Affidavit. At the Closing, Seller shall deliver an affidavit (the "Seller's Affidavit") dated as of the Closing Date in form and substance acceptable to Title Company affirming the non-existence of security interests, judgments, tax liens and bankruptcy proceedings which affect or could affect the Property;

                          (xiv) Impact Fees. Evidence satisfactory to Buyer that any impact fees (including, without limitation, assessments for parks, schools or transportation) existing as of the Effective Date have been fully paid; and

                          (xv) Other Documents. Current property tax bills, and all data, correspondence, documents, agreements, waivers, notices, applications and other records with respect to the Property relating to transactions with taxing authorities, governmental agencies, utilities, vendors, tenants and others with whom Buyer may be dealing from and after the Closing Date. Seller may satisfy this requirement by making its files available to Buyer.

                 (b) Independent Audit. Promptly following the execution of this Agreement and to the extent not already provided pursuant to the terms of Paragraph 4(a) above, Seller shall provide to Buyer's representatives and independent accounting firm access to all financial and other information relating to the Property which would be sufficient to enable Buyer's representatives and independent accounting firm to prepare audited financial statements for 1995, 1996 and 1997 year-to-date in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Buyer may deem necessary or advisable. Seller shall reasonably cooperate with Buyer's representatives and independent accounting firm in connection with the aforementioned financial analysis





                                      (6)
         and shall provide any additional information necessary to allow Buyer to make disclosures required by and otherwise comply with the financial accounting requirements of Regulation S-X promulgated by the Securities and Exchange Commission. Seller shall provide Buyer's independent accounting firm a signed representation letter which will be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize any attorneys who have represented Seller in any material litigation pertaining to or affecting the Property to respond, at Buyer's expense, to inquiries from Buyer's representatives and independent accounting firm. If and to the extent Seller's financial statements pertaining to the Property for any periods during the years 1995, 1996 or 1997 year-to-date have been audited, promptly after the execution of this Agreement, Seller shall provide Buyer with copies of such audited financial statements and shall cooperate with Buyer's representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Buyer's expense, a reissuance of such audited financial statements. If this Agreement terminates prior to the Closing, other than by reason of a default of Seller, Buyer shall deliver to Seller copies of any audited financial statements of the Property prepared for Buyer and assign to Seller without warranty all of Buyer's rights thereto.

         5.      Due Diligence Review.

         Buyer's obligation to consummate the transactions contemplated in this Agreement is expressly conditioned upon the satisfaction of each of the conditions set forth in this section. Each condition is intended solely for the benefit of Buyer and may be waived in whole or part by Buyer upon written notice to Seller.

                 (a) Approval of Preliminary Documents and Physical Condition. Buyer shall review each of the Preliminary Documents, the physical condition of the Property and such other items as Buyer deems necessary in order for Buyer, at its sole election, to determine whether the Property is acceptable to Buyer. If Buyer determines in its sole discretion that the Property is not acceptable, Buyer shall have the right to terminate this Agreement by written notice to Seller within thirty (30) days after the Effective Date (the "Due Diligence Period") in which case the Earnest Money shall be returned to Buyer. Additionally, prior to the end of the Due Diligence Period, Buyer shall provide a notice (the "MCI Notice") to Seller setting forth the requirements of Buyer with respect to the removal of certain specialized improvements in that portion of the improvements covered by a Lease to which MCI Communications, Inc. and/or one of its affiliates is a tenant of a portion of the Property.

                 (b) Termination of Agreement . Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to terminate this Agreement at any time during the Due Diligence Period. Additionally, Buyer shall have the right, at any time prior to Closing, to terminate this Agreement should any representation or warranty by Seller contained herein prove to be untrue or misleading in any material respect. In the event this Agreement is terminated pursuant to Paragraph 5, then, subject to the provisions of Paragraph 7, the Earnest Money shall be returned to Buyer and all obligations of Buyer and Seller hereunder (except the provisions of this Agreement which recite that they survive termination) shall





                                      (7)
         terminate and be of no further force or effect. The provisions of this subparagraph shall survive termination of this Agreement.

         6. Conditions Precedent to Closing. The following are conditions precedent to Buyer's obligation to purchase the Property (the "Conditions Precedent"). The Conditions Precedent are intended solely for the benefit of Buyer and may be waived only by Buyer in writing. In the event any condition precedent is not satisfied or waived by Buyer, Buyer may, in its sole and absolute discretion, terminate this Agreement at which point the Earnest Money shall be returned to Buyer and, subject to the provisions of Paragraph 7, all obligations of Buyer and Seller hereunder (except provisions of this agreement which recite that they survive termination) shall terminate and be of no further force or effect.

                 (a) All of Seller's representations and warranties contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

                 (b) The physical condition of the Property shall be substantially the same on the Closing Date as on the date of Buyer's execution of this Agreement, except for reasonable wear and tear and loss by casualty (subject to the provisions of Paragraph 13, below) and repairs, replacements and improvements made with Buyer's written approval (which approval shall not be unreasonably withheld).

                 (c) As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which was not disclosed in writing to Buyer during the Due Diligence Period and which, after Closing would, in Buyer's reasonable discretion, materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending or threatened which would be likely to cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property or any property adjacent to the Property.

                 (d) Seller shall deliver notices of termination at or prior to the Closing Date, at no cost or expense to Buyer, any and all Service Contracts or other agreements affecting the Property that are not Assumed Contracts.

                 (e) Seller shall have fully complied with all of Seller's duties and obligations contained in this Agreement.

                 (f) Seller shall have delivered to Buyer estoppel certificates ("Tenant Estoppels") within three (3) days prior to the Closing Date and dated effective no earlier than thirty (30) days prior to the Closing Date in a form substantially similar to Exhibit "L" attached hereto or in such other form as provided for in each applicable Lease, from tenants occupying eighty-five percent (85%) of the square footage of the Improvements currently under





                                      (8)
         occupancy; provided, however, that such Tenant Estoppels must include Tenant Estoppels from the five largest tenants (measured by leased net rentable area of square footage).

                 (g) Any deferred maintenance on the roof(s) of the Improvements sufficient to comply with that certain Competition Roofing Report shall have been completed to Buyer's reasonable satisfaction, or, in the alternative, Buyer shall have received a credit against the Purchase Price (agreed to in writing by Buyer) for the cost of any such deferred maintenance relating to the roof of the Improvements.

         7.      Remedies.

                 (a) In the event the sale of the Property is not consummated because of a breach or default under this Agreement on the part of Buyer, the Earnest Money shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller's actual damages, in the event of a default by Buyer, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.

                 INITIALS:  Seller   /s/ DBF           Buyer  /s/ LF
                                   -------------------       --------------
                 (b) In the event the sale of the Property is not consummated because of a breach or default under or breach of this agreement on the part of Seller or if a Condition Precedent cannot be fulfilled because Seller frustrated such fulfillment by Seller's gross negligence or willful misconduct, Buyer shall, at Buyer's election, receive a return on the Earnest Money or continue this Agreement pending Buyer's action for specific performance and/or damages.

8.       Closing and Escrow.

                 (a) Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby.

                 (b) The parties shall conduct an escrow Closing. The Closing shall be on or before fifteen (15) days after the expiration of the Due Diligence Period or on such other date mutually agreed upon between Buyer and Seller in writing (the "Closing Date"). In the event the Closing does not occur on or before the Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which were deposited hereunder and shall deliver the Earnest Money to the party entitled to receive same. Any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to Close.





                                      (9)

                 (c) At or before the Closing, Seller shall deliver to Escrow Holder or Buyer the following:

                          (i)     a duly executed and acknowledged Deed;

                         (ii)     a duly executed Bill of Sale;

                        (iii) originals of all Leases and a duly executed and acknowledged Assignment of Leases;

                         (iv) originals of the Assumed Contracts not previously delivered to Buyer (to the extent originals are available; provided if originals are not available Seller shall provide Buyer with true, correct and complete copies);

                          (v)     a duly executed Assignment of Intangible
                 Property;

                         (vi) to the extent in Seller or an agent of Seller's possession, originals of the building permits and certificates of occupancy for the Improvements and all tenant-occupied space included within the Improvements and all Warranties and Guaranties not previously delivered to Buyer;

                        (vii) notices to the Tenants in the form attached as Exhibit J, duly executed by Seller;

                       (viii) the Tenant Estoppels for those tenants of the Property as required by Paragraph 6(f);

                         (ix) a duly executed affidavit that Seller is not a "foreign person" within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 (the "Code") in the form attached as Exhibit K;

                          (x) evidence reasonably satisfactory to Buyer that Seller has completed removal from the Property of the items specified in the MCI Notice or otherwise made arrangements reasonably satisfactory to Buyer that such removal will occur promptly after Closing, in either instance at no expense to Buyer;

                         (xi) such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller and its partners as shall be reasonably required by the Title Company;

                        (xii) a full release of all monetary encumbrances affecting the Property, including without limitation any mechanics' liens and such bond, indemnity or other arrangements as shall be necessary to cause the Title Company to insure title to the Property as vested in Buyer without any exception for such matters;





                                      (10)

                       (xiii) a closing statement in form and content satisfactory to Buyer and Seller (the "Closing Statement") duly executed by Seller;

                        (xiv) all keys to the Property in Seller's or Seller's management company's possession;

                         (xv) evidence of termination of any Service Contracts and other agreements affecting the Property that are not Assumed Contracts;

                        (xvi) any documents or agreements reasonably required by the Title Company to issue the Title Policy;

                       (xvii)     any other instruments, records or
                 correspondence called for hereunder which have not previously been delivered; and

                      (xviii)     a duly executed Seller's Affidavit pursuant
                 to Paragraph 4(a)(xiii).

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

                 (d) At or before the Closing, Buyer shall deliver to Escrow Holder or Seller the following:

                          (i)     a duly executed Assignment of Leases;

                         (ii)     a duly executed Assignment of Intangible
                 Property;

                        (iii)     the Closing Statement, duly executed by
                 Buyer; and

                         (iv) the Purchase Price less any proration credits provided for this Agreement.

                 (e) Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or Title Company or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

                 (f)     Prorations, Closing Costs and Adjustments.

                         (1) The following are to be apportioned as of 12:01 AM on the Closing Date, as follows:

                                  (i)      Rent.  Rent under the Leases shall
                         be apportioned as of the Closing Date. With respect to any rent arrearages arising under the Leases, after Closing, Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that





                                      (11)
                         all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Buyer shall make good faith efforts to recover any rent arrearages. Seller shall be permitted to pursue its remedy for collection of any rent arrearages applicable to the period prior to the Closing Date, provided that Buyer shall incur no cost, expense or liability in connection therewith, but Seller shall not be permitted to commence eviction procedures.

                                 (ii) Leasing Costs. Seller shall pay as of the Closing all leasing commission and tenant improvement costs, if any, in connection with any Lease executed on or before the Effective Date that are due and payable as of the Closing. Seller shall be entitled to a credit in addition to the Purchase Price for any such commissions or out of pocket costs reasonably incurred in connection with any Lease executed on or before the Closing, but after the Effective Date.

                                (iii) Security Deposits. Buyer shall be entitled to a credit against the Purchase Price for the total sum of all unapplied security deposits paid to Seller by tenants under any Leases.

                                 (iv) Unexpired Concessions. Buyer shall be entitled to a credit against the Purchase Price for any free rent, abatements, or other unexpired concessions under any Leases to the extent they apply to any period after the Closing.

                                  (v)      Tenant Charges.  Where the Leases
                         contain tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature, and where Seller has collected any portion thereof in excess of amounts owed by tenants for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Buyer on the Closing Date for such excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by tenants for such items for the period after the Closing Date and, if required by the Leases, shall rebate or credit tenants with any remainder. Where Seller has failed to collect the appropriate portion thereof owed by tenants for such items for the period prior to the Closing Date, no credit or adjustment shall be given to Seller on the Closing Date, and Buyer shall have no obligation to remit any such amounts to Seller after Closing.

                                 (vi) Utility Charges. Seller shall cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.





                                      (12)

                                (vii)      Real Estate Taxes and Special
                         Assessments. General real estate taxes payable for the 1996 calendar year and all prior years shall be paid by Seller. General real estate taxes payable for the 1997 calendar year shall be prorated between Seller and Buyer as of the Closing Date utilizing 1996 actual tax information which shall be final and binding on Seller and Buyer. Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property including interest payable therewith, including any bonds or assessments that may be payable after the Closing Date as a result of or in relation to the construction or operation of any Improvements or any public improvements that took place or for which any assessment was levied prior to the Closing Date. Buyer shall pay the full amount of any bonds or assessments incurred after the Closing Date that are not subject to the immediately preceding sentence.

                               (viii)      Other Apportionments.  Amounts
                         payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date.

                                 (ix)      Preliminary Closing Adjustment.
                         Seller and Buyer shall jointly prepare and approve a preliminary Closing adjustment on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Escrow Holder prior to Closing.

                          (2) Closing Costs. Seller shall pay for the Survey, the Title Commitment, and the premium for the Title Policy. Recording fees, escrow fees and costs and the cost of the survey deletion for the Title Policy shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan or bond secured by the Property including, without limitation, any prepayment fees, penalties or charges. All other costs and charges of the escrow for the sale not otherwise provided for in this Agreement shall be allocated in accordance with the closing customs for Harris County, Texas. Buyer and Seller shall each be responsible for their respective legal fees to negotiate and execute this Agreement. In the event this Agreement is terminated or Closing occurs, the foregoing allocation of costs shall survive such termination or Closing.

                          (3)     Survival.  The provisions of this
                 Subparagraph (f) shall survive the Closing.

         9. Representations, Warranties and Covenants of Seller. As of the date hereof and again as of Closing, Seller represents and warrants to, and covenants with, Buyer as follows:





                                      (13)

                 (a) To Seller's actual knowledge, the use and operation of the Property now are, and at the time of Closing will be, in compliance with all Laws. Seller shall not commit or permit to occur, any action which will result in such a violation between the date hereof and the Closing.

                 (b) To Seller's actual knowledge, all documents delivered by Seller to Buyer, or made available to Buyer for review in connection with the transactions contemplated hereunder, including without limitation, all documents described in Paragraph 4, above, are and at the time of Closing will be true, correct and complete copies of all such documents in Seller's possession and/or control. To Seller's knowledge, all of Seller's files in connection with the Property, and all other matters described in Paragraph 4, above, in Seller's possession and/or control were delivered to or made available to Buyer for Buyer's review and there are no documents required for a complete understanding of the items described in Paragraph 4, above, or which are otherwise of significance in evaluating the Property which are not contained in Seller's files or which have not been delivered or made available to Buyer, or which are otherwise necessary to make the documents referred to in Paragraph 4, above, complete. Any of the foregoing documents which constitute contracts and are to be assumed by Buyer at Closing are and at the time of Closing will be, in full force and effect, without default by (or notice of default to) any party. Seller is not, and will not be at the time of Closing, in default under any contract or agreement affecting the Property, whether or not such contract or agreement is to be assumed by Buyer at Closing.

                 (c) To Seller's actual knowledge, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the property, nor has Seller received written notice of any special assessment proceedings affecting the Property (other than as set forth in the Title Commitment). Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware except as disclosed in that certain [Fugro report] dated October 8, 1994.

                 (d) To Seller's actual knowledge, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are and at the time of Closing will be installed to the property lines of the Land, are and at the time of Closing will be connected pursuant to valid permits, and are and at the time of Closing will be adequate to service the Property and to permit compliance with all Laws.

                 (e) To Seller's actual knowledge, Seller has obtained all licenses, permits, variances, approvals, authorizations, easements and rights of way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the present use, operation and occupancy of the Property and to insure vehicular and pedestrian ingress to and egress from the Property.

                 (f) Seller has not been served with, Seller has no actual knowledge of any pending, and Seller has received no written notice of any threatened litigation against Seller





                                      (14)
         affecting the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this agreement. Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

                 (g) To Seller's actual knowledge, at the time of Closing there will be no outstanding written or oral contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

                 (h) To Seller's actual knowledge and other than as disclosed in that certain [Fugro report] dated October 8, 1994, (i) Seller and the Property and any real estate in the vicinity of the Property are in compliance in all material respects with all Environmental Laws;
         (ii) Seller has not engaged in any Environmental Activity and, to the best knowledge of Seller, no Environmental Activity has otherwise occurred on the Property, except in compliance with all Environmental Law; (iii) Seller has not received any notice, order, directive, complaint or other communication, written or oral, from any governmental agency or other person or entity alleging the occurrence of any Environmental Activity in violation of any Environmental Laws;
         (iv) no underground storage tanks (whether existing or abandoned) exist on the Property or, to the best of Seller's knowledge on any property which abuts or is adjacent to the Property; (v) the Use of the Property for its intended purpose will not result in any Environmental Activity in violation of any applicable Environmental Laws; (vi) to Seller's knowledge, the Property does not contain any building materials that contain Hazardous Material. For the purposes of this subparagraph, the following words shall have the following meanings:

                          (1) "Use" means use, ownership, development, construction, maintenance, management, operation or occupancy of the Property or any portion thereof.

                          (2) "Environmental Law" means federal, state and local laws, statutes, ordinances, rules, regulations (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. Sections 9601 et seq.) ("CERCLA"), the Federal Insecticide Fungicide and Rodenticide Act of 1976 (7 U.S.C. Sections 136, et. seq. ("FIFRA") and the applicable provisions of the Texas Health and Safety Code, and Texas Water Code, as amended from time to time (the "Texas Codes") and rules and regulations promulgated thereunder), authorizations, judgments, decrees, administrative orders, concessions, grants, franchises, agreements and other governmental restrictions and requirements relating to the environment or to any Hazardous Material, Environmental Activity or Remedial Work.

                          (3) Environmental Activity" means any actual, proposed or threatened storage, holding, existence, suspected existence, release, suspected release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Material from, under, into, on or across the Property





                                      (15)
                 or otherwise relating to the Property or the Use of the Property, or any other activity or occurrence that causes or would cause any such event to exist.

                          (4) "Hazardous Material" means, at any time, (a) any substance, product, chemical, compound, material, mixture, waste or other material of any nature whatsoever (i) which is now or hereafter listed, defined or otherwise classified pursuant to any Environmental Laws as a "hazardous substance", "hazardous waste", "infectious waste", "hazardous material", "extremely hazardous waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) which is now or hereafter regulated or listed by any local, state or federal governmental authority, entity or agency pursuant to any Environmental Laws; or (iii) which may give rise to any liability under any Environmental Laws or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of state or federal court; (b) asbestos and asbestos-containing materials; and (c) radon; (d) PCB's, petroleum and petroleum products or fractions thereof, including without limitation, crude oil, and any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel or any mixture thereof.

                          (5) "Remedial Work" means, at any time, any investigation, monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work or response action required by any (i) Environmental Laws, (ii) order or request of any federal, state or local government agency, or (iii) any judgment, consent decree, settlement or compromise, with respect to any Hazardous Materials Claims.

                          (6) "Hazardous Materials Claims" means, at any time, any and all enforcement, investigation, monitoring, clean-up, removal, remedial or other governmental or regulatory actions, agreements or orders threatened, instituted or completed pursuant to any Environmental Laws and any and all other actions, proceedings, claims, demands or causes of action, whether meritorious or not (including, without limitation, third party claims for contribution, indemnity, damages, injury to real or personal property) made or threatened, which directly or indirectly relate to, arise from or are based in whole or in part on, (i) the occurrence or alleged occurrence of any Environmental Activity; (ii) any violation or alleged violation of any applicable Environmental Laws relating to the Property or to its use; (iii) or any investigation, inquiry, order, hearing, action or other proceeding by or before any governmental agency in connection with any Environmental Activity.

                 (i) To Seller's actual knowledge, as of the Closing Date, and with respect to any Leases entered into by Seller during its ownership of the Property, Seller shall have (i) completed all original building and tenant construction and all related punch list items, (ii) completed all obligations with respect to any remodeling or renovating to be completed by





                                      (16)

         Seller as landlord under the Leases; and (iii) paid all obligations of the landlord pursuant to the Leases, including, without limitation, tenant improvement, remodeling or renovating costs, leasing commissions, locator fees and other concessions.

                 (j) To Seller's actual knowledge, there are no assessments or bonds assessed or proposed to be assessed, against the Property, except (i) matters which are set forth in the Title Commitment, (ii) contracts and other agreements set forth in the Schedule of Agreements, and (iii) the Leases. To Seller's knowledge there are no existing or proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which will not be disclosed by the Title Commitment.

                 (k) Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

                 (l) To Seller's actual knowledge: the Land is a separate and distinct legal parcel; if such parcel is a part of an existing subdivision, or if it has been created by way of a subdivision of land, such subdivision and all required plats thereof have been completed in accordance with all applicable laws, rules and regulations; should any of the Property be destroyed by fire or other casualty, no further subdivision or platting of the Land will be required in order to obtain necessary building permits and certificates of occupancy from the applicable city, county, and state governmental entities and municipalities; all utilities serving the Property are located in dedicated public easements or rights-of-way which are immediately contiguous and adjacent to the Land; such parcel contains no property which is part of a real property tax parcel which is not entirely included within the Land; and no portion of the Property is currently affected by or subject to any special assessment or special use or tax abatement recognized or permitted by any taxing authority including, but not limited to, any agricultural use exemption or other tax exemption, and no penalty, special assessment, or back taxes from any special assessment or exemption shall be due upon transfer of title to the Property to Buyer or upon any change of use of the Property by Buyer.

                 (m) To Seller's actual knowledge: no portion of the Property is located in a wetland area, as defined by Laws, or in a designated or recognized floodplain, flood plain district, flood hazard area or area of similar characterization and no use of any portion of the Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetland areas.

                 (o) To Seller's actual knowledge, no brokerage, finders fee or commission, locator fee or similar fee or commission is currently due or unpaid by Seller with respect to any Lease except as disclosed by Seller.

                 (p) To Seller's actual knowledge, the copies of the Leases delivered by Seller to Buyer contain all of the information pertaining to any rights of any parties to occupy the Property, including, without limitation, all information regarding any rent concessions, tenant improvements, or other inducements to lease.





                                      (17)

                 (q) To Seller's actual knowledge, the Rent Roll is true, complete and accurate and, except as disclosed by Seller to Buyer in writing, there exist no defaults.

                 (r) To Seller's actual knowledge, there are no existing easements, covenants, restrictions, agreements or other documents which affect title to the Property which will not be disclosed by the Title Commitment and to Seller's knowledge there are no proposed easements, covenants, restrictions, agreements or other documents which will affect title to the Property which will not be disclosed by the Title Commitment;

                 (s) To Seller's actual knowledge, all Improvements comply with applicable building codes and all final certificates of occupancy for the Improvements have been issued.

                 (t) Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Texas; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject. Seller has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 (u) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

                 (v) Seller is the legal fee simple owner of the Property, with full right to convey the same, and, without limiting the generality of the foregoing, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

                 (w) To Seller's actual knowledge: the Improvements are not in violation of any applicable building, moratorium, coastal or wetlands management zone or environmental protection law, regulation or ordinance and any necessary environmental impact statements relating to the Improvements or the construction thereof have been (a) prepared by Seller, by its predecessors in title to the Property or by other parties responsible therefor and (b) if required, filed with and favorably and finally acted upon by all governmental offices and/or officials having jurisdiction.

         For purposes of this Agreement, whenever the phrase "to Seller's actual knowledge" or words of similar import are used, they shall be deemed to refer to the actual knowledge of Bruce Fincher without any duty of inquiry and shall not include any imputed knowledge.

         10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a real estate investment trust organized under the laws of the State of





                                      (18)

Texas; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.

         11.     Continuation and Survival.

                 (a) All representations, warranties and covenants by the respective parties contained herein or made in writing pursuant to this Agreement are intended to merge with the delivery to Buyer of the Deed and shall not survive Closing except for those representations and warranties contained in subparagraphs 9(k), 9(t), 9(u) and 9(v) which representations and warranties shall expressly survive the Closing Date for a period of one (1) year, and not merge with the delivery to Buyer of the Deed. PURCHASER ACKNOWLEDGES AND AGREES
         THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION,
         THE SURFACE AND SUBSURFACE WATER, SOILS AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MY CONDUCT THEREON;
         (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANT-ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, SELLER DOES NOT AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES (as hereinafter defined) ON, UNDER OR ABOUT THE PROPERTY OR THE COMPLIANCE OR NONCOMPLIANCE OF THE PROPERTY WITH ENVIRONMENTAL LAWS (as hereinafter defined). For purposes of this Agreement, the term "Environmental Laws" shall mean the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act (the Clean Water Act), the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; any and all equivalent environmental laws of the State of Texas, as they may be cited, referenced and amended from time to time; any rules or regulations promulgated under and adopted pursuant to the above federal and state laws; or any other equivalent federal, state or local statute or any requirement, rule, regulation, code or order adopted pursuant thereto, including, but not limited to, those relating to the generation, transportation, treatment, storage, recycling, disposal,





                                      (19)
         handling or release of "Hazardous Substances", as such term is defined herein. "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any materials containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, used oil, associated oil or natural gas exploration, production and development wastes, or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes", or "toxic substances" under the Comprehensive Environmental Response, Compensation & Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous Materials Transportation Act, as amended, and the Toxic Substances Control Act, as amended, or any other similar law or regulation now or hereafter enacted or promulgated by any federal, state, local or governmental authority. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS PURCHASING THE PROPERTY PURSUANT TO ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE PROPERTY AND PURCHASER IS RELYING UPON ONLY SELLER'S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ITS OWN DETERMINATION OF THE VALUE OF THE PROPERTY AND USES TO WHICH THE PROPERTY MAY BE PUT, AND NOT ON ANY THIRD PARTY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR CORRECTNESS OF SUCH INFORMATION. The occurrence of the Closing shall constitute an acknowledgment by Purchaser that the Property was accepted with representation or warranty, express or impled (except for the special warranties of title set forth in the Deed and the representations and warranties contained in the Agreement which by there terms survive Closing), and otherwise in an "AS IS" and "WITH ALL FAULTS" condition based solely on Purchaser's own inspection. The acknowledgments and agreements of Purchaser set forth in this Paragraph 11 shall survive the Closing and shall not be merged therein.

         12.     Indemnity.

                 (a) Subject to the other terms and conditions of this Agreement, Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers, trustees, members and retirants and the Property from and against any and all obligations, liabilities, claims, liens or encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses (including attorneys' fees), whether direct, contingent or consequential and no matter how arising ("Losses and Liabilities") in any way (i) related to the Property and arising or accruing during the time prior to the Closing.





                                      (20)

                 (b) Subject to the other terms and conditions of this Agreement, Buyer shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities in any way related to the Property and arising or accruing after the Closing.

                 (c)      The provisions of Paragraph 12 shall survive Closing.

         13. Risk of Loss. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction (a) is fully covered by Seller's insurance, except for the deductible amounts and any coinsurance contribution due from Seller thereunder, and the insurer agrees to timely pay for the entire cost of such repair less such deductible and coinsurance, and (b) would cost less than One Hundred Thousand Dollars ($100,000.00) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to such deductible and coinsurance amounts, and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction (c) is not fully covered by Seller's insurance, other than the deductible and coinsurance amounts, and (d) would cost less than Fifty Thousand Dollars ($50,000.00) to repair or restore, then the transaction contemplated by this Agreement shall be consummated with Buyer receiving a credit against the Purchase Price at the Closing in an amount reasonably determined by Seller and Buyer (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction, but in no event more than One Hundred Thousand Dollars ($100,000.00). In the event (e) any of the Property is damaged or destroyed prior to the Closing and the cost of repair would exceed One Hundred Thousand Dollars ($100,000.00), or (f) if condemnation proceedings are commenced against a significant portion of the Property, then, notwithstanding anything to the contrary set forth in this Paragraph, Buyer shall have the right, at its election, either to terminate this Agreement in its entirety, or only as to that portion of the Property subject to condemnation proceedings (in which case there shall be an equitable adjustment to the Purchase Price), or to not terminate this Agreement and purchase the Property. Buyer shall have ten (10) days after Seller notifies Buyer that any portion of the Property is subject to condemnation proceedings to make such election by delivery to Seller of an election notice (the "Election Notice"). Buyer's failure to deliver the Election Notice within such thirty (30) day period shall be deemed an election to terminate this Agreement in its entirety. In the event this Agreement is terminated in its entirety or in part pursuant to this Paragraph, by delivery of notice of termination to Seller, Buyer and Seller shall each be released from all obligations hereunder pertaining to that portion of the Property affected by such termination. In the event Buyer elects not to terminate this Agreement, Seller shall notify Buyer that Buyer shall receive an assignment of condemnation proceeds of any Property taken as a result of such proceeding, in which case this Agreement shall otherwise remain in full force and effect, and Seller shall be entitled to any condemnation awards. Any repairs elected to be made by Seller pursuant to this Paragraph shall be made within one hundred and eighty (180) days following such damage or destruction and the Closing shall be extended until the repairs are substantially completed. As used in this Paragraph, the cost to repair or restore shall include the cost of lost rental revenue.





                                      (21)

         14. Possession. Possession of the Property shall be delivered to Buyer on the Closing Date (subject to the rights of the tenants in possession under Leases), provided, however, that prior to the Closing Date Seller shall afford authorized representatives of Buyer reasonable access to the Property for purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Conditions Precedent to the Closing contained herein, including, without limitation, a Phase I environmental investigation. In the event this Agreement is terminated, Buyer shall restore the Property to substantially the condition in which it was found. Buyer hereby agrees to indemnify and hold Seller harmless from any damage or injury to persons or property caused by Buyer or its authorized representatives during their entry and investigations prior to the Closing. The indemnity contained in the preceding sentence shall survive the termination of this Agreement or the Closing, as applicable, provided that Buyer shall have no liability under such indemnity unless Seller gives Buyer written notice of any claim it may have against Buyer under such indemnity within twenty-four (24) months of such termination or the Closing Date, as applicable.

         15. Maintenance of the Property and Property Personnel. Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be performed by the landlord under the terms of any Lease, and shall make all repairs, maintenance and replacements of the Improvements and any Tangible Personal Property and otherwise operate the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property, if any, in their current employment positions at their current (or an increased) rate of compensation. Any changes in such personnel, other than in the ordinary course of business which would not result in a reduction in the level of management attention or service to the Property, shall be subject to Buyer's reasonable approval.

         16. Leasing; Buyer's Consent to New Contracts Affecting the Property; Termination of Existing Contracts. Seller shall use commercially reasonable efforts until Closing to lease any vacant space in the Improvements to tenants pursuant to Leases in form and content acceptable to Buyer. Seller shall not, after the date of Seller's execution of this Agreement, enter into any Lease or contract affecting the Property, or any amendment thereof, or permit any tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive, compromise or settle any rights of Seller under any contract or Lease, or agree to return any security deposit, or modify, amend, or terminate any Assumed Contract, without in each case obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld or delayed. Buyer shall be deemed to have approved any request for consent made by Seller pursuant to this paragraph if Buyer fails to respond to Seller with Buyer's approval or disapproval within five (5) business days of Seller's request for Buyer's approval. Seller shall terminate prior to the Closing, at no cost or expense to Buyer, any and all management agreements or contracts affecting the Property that are not listed on the Schedule of Agreements. At Closing, Seller will receive a credit for actual costs reasonably incurred and documented in connection with Leases entered into by Seller after the Effective Date.

         17. Insurance. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense:





                                      (22)

                 (a) a policy or policies of insurance in amounts equal to the full replacement value of the Improvements and the Tangible Personal Property, insuring against all insurable risks, including, without limitation, fire, vandalism, malicious mischief, lightning, windstorm, water, earthquake and other perils customarily covered by casualty insurance and the costs of demolition and debris removal; and

                 (b) a policy or policies of workers' compensation an employers' liability insurance, commercial general liability insurance, and automobile liability insurance, each in the amount and form maintained by Seller prior to the date of this Agreement.

         18. Cooperation with Buyer. Seller shall cooperate and do all acts as may be reasonably required or requested by Buyer with regard to the fulfillment of any Condition Precedent. Seller hereby irrevocably authorizes Buyer and its agents to make all reasonable inquiries with and applications to any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence.

         19. Brokers and Finders. Pursuant to separate agreements, Seller shall pay L. J. Melody and CB Commercial brokerage commissions for their services in this transaction and Midway Management a fee for its services. Except as provided in the foregoing sentence, neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein. In the event that any other broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. The party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers, trustees, members and retirants and the Property from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Paragraph shall survive the Closing or termination of this Agreement.

         20. Marketing. Seller agrees not to enter into any back-up contracts or letter(s) of intent with any other prospective purchasers during the term of this Agreement.

         21. Publicity and Confidentiality. The parties shall at all times keep this transaction and any documents received from each other confidential, except to the extent necessary to (a) comply with applicable law and regulations, or (b) carry out the obligations set forth in this Agreement. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. No press release or other public disclosure may be made by Seller or Buyer or any of its agents concerning this transaction without the prior written consent of the other party.





                                      (23)

         22. Exculpation of Buyer. This Agreement is being executed by and on behalf of Buyer. Seller acknowledges and agrees that all persons dealing with Buyer must look solely to the amount of liquidated damages provided in Paragraph 7 for the enforcement of any claims against or liability of Buyer.
No present or future officer, director, employee, trust manager, Shareholder or agent of Buyer shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trust manager, shareholder or agent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. Seller hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Buyer provided by law or in any other contract, agreement or instrument.

         23. Exculpation of Seller. Borrower acknowledges and agrees that all persons dealing with Seller must look solely to the remedies provided in Paragraph 7 for the enforcement of any claims against a liability of Seller.
No present or future officer, director, employee, trust manager, Shareholder or agent of Seller shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trust manager, shareholder or agent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. Buyer hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided by law or in any other contract, agreement or instrument.

         23.     Miscellaneous.

                 (a) Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one
         (1) business day after being deposited with Federal Express or another reliable overnight courier service or next day delivery, (iii) being transmitted by facsimile telecopy, or (iv) two (2) business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

                 If to Seller:             Midway/Commerce Center, L.P.
                                           c/o The Midway Companies
                                           5200 San Felipe
                                           Houston, Texas 77056-2797
                                           Attn: Mr. Bruce Fincher
                                           Fax No.: 713/629-5235
                                           Telephone No.: 713/629-5200





                                      (24)

                 With a copy to:           Coats, Rose, Yale, Holm, Ryman & Lee
                                           800 First City Tower
                                           1001 Fannin
                                           Houston, Texas 77002-6707
                                           Attn: Barry J. Palmer, Esq.
                                           Fax No.: (713) 651-0220
                                           Telephone No.: (713) 653-7395

                 And to:                   Arthur Capital Group
                                           70 East Lake Street, Suite 600
                                           Chicago, Illinois 60601
                                           Attn: Mr. Jim Weber
                                           Fax No.: 312/553-0440
                                           Telephone No.: 312/629-3484

                 If to Seller:             American Industrial Properties REIT
                                           6210 North Beltline, Suite 170
                                           Irving, Texas 75063-2656
                                           Attn:  Mr. Lewis D. Friedland
                                           Fax No.:  (972) 756-0704
                                           Telephone No.:  (972) 756-6000

                 And a copy to:            Liddell, Sapp, Zivley, Hill &
                                              LaBoon, L.L.P.
                                           2200 Ross Avenue, Suite 900
                                           Dallas, Texas  75201
                                           Attn:  Brad B. Hawley
                                           Fax No.: (214) 220-4899
                                           Telephone No.: (214) 220-4888

         or such other address as either party may from time to time specify in writing to the other.

                 (b) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Neither Buyer nor Seller shall assign its right, title and interest in and to this Agreement without the other party's prior written consent unless any such assignment is to an affiliate of Buyer or Seller(an entity controlled by the Buyer or Seller or an entity in which the Buyer or Seller owns a majority ownership interest), as the case may be, in which event no such consent shall be required.

                 (c) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

                 (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.





                                      (25)

                 (e) Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, that certain Letter of Intent dated August 18, 1997, executed by Buyer and Seller (the "Letter of Intent"), as the same may have been amended, which shall be of no further force or effect upon execution of this Agreement by Buyer and Seller.

                 (f) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

                 (g) Time of the Essence. Time is of the essence of this Agreement.

                 (h) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                 (i) Exhibits. All exhibits attached hereto are incorporated herein as though fully set forth herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         Seller:

                                         MIDWAY/COMMERCE CENTER, L.P.,
                                         a Texas limited partnership

                                         By:   Midway Commerce Center
                                                 Associates, L.P.,
                                               its general partner

                                         By:   Midway Equities, Inc.,
                                               its general partner


                                               By:  /s/ D. Bruce Fincher
                                                    ----------------------------
[SELLER TO INITIAL                             Name: D. Bruce Fincher
SUBPARAGRAPH 7(a)]                                   ---------------------------
                                               Title: President
                                                      --------------------------




                                      (26)

                                         Buyer:

                                         AMERICAN INDUSTRIAL PROPERTIES REIT,
                                         a Texas real estate investment trust


                                         By:    /s/ Lewis D. Friedland
                                                --------------------------------
[BUYER TO INITIAL                        Name:  Lewis D. Friedland
SUBPARAGRAPH 7(a)]                              --------------------------------
                                         Title: Vice President
                                                --------------------------------

Partners Title Company agrees to act as Escrow Holder and disburse and/or apply the Earnest Money in accordance with the terms of this Agreement and to comply with the terms and provisions of Paragraph 21 of this Agreement. Partners Title Company agrees to comply with all reporting requirements of Section 6045 of the United States Internal Revenue Code and the regulations promulgated thereunder.

                                         PARTNERS TITLE COMPANY


                                         By:    /s/ Karen Highfield
                                                --------------------------------
                                         Its:   Vice President
                                                --------------------------------
                                         Dated: October 8, 1997
                                                --------------------------------




                                      (27)

                                LIST OF EXHIBITS

                                                               Section Reference
                                                               -----------------

Exhibit  A       -        Description of Land                        l(a)
Exhibit  B       -        Inventory of Tangible Personal
                          Property                                   l(d)
Exhibit  C       -        Deed                                       3(a)
Exhibit  D       -        Bill of Sale                               3(b)
Exhibit  E       -        Assignment and Assumption of
                          Intangible Property                        3(c)
Exhibit  F       -        Assignment of Leases                       3(c)
Exhibit  G       -        Surveyor's Certificate                     4(a)(ii)
Exhibit  H       -        Environmental Reports                      4(a)(vi)
Exhibit  I       -        Rent Roll                                  4(a)(vii)
Exhibit  J       -        Notice of Lease Assignment                 8(c)(vii)
Exhibit  K       -        Certificate of Transferor Other
                          Than an Individual (FIRPTA)                8(c)(ix)
                          Affidavit)
Exhibit  L       -        Tenant Estoppel                            6(f)


(THE EXHIBITS HAVE BEEN OMITTED, BUT SHALL BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.)





                                      (28)